Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities & Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 5, 2013